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                                                                    Exhibit 10.8


                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT, is made as of the 12th day of February, 2000 (the "Agreement"), between Asia Global Crossing Ltd., a Bermuda corporation ("AGC"), and John Legere ("Executive").

                  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AGC and Executive hereby agree as follows:

                  1. EMPLOYMENT.

                  Subject to the terms and conditions hereinafter contained, AGC hereby employs Executive and Executive accepts the employment by AGC.

                  (a) Executive shall perform such duties and exercise such powers in relation to the business of AGC as may from time to time be assigned to or vested in him by the Board of Directors of AGC (the "Board") and shall at all times and in all respects comply with the reasonable directions and regulations made by the Board. Without limiting the foregoing, at all times during the Term (as defined below), Executive shall hold the title of Chief Executive Officer of AGC, shall be the most senior officer of AGC, other than the Chairman, and shall have those powers and duties normally associated with the position of Chief Executive Officer and such other powers and duties consistent with such position as may be prescribed by the Board. Executive shall be nominated as a member of the Board.

                  (b) Executive shall faithfully serve AGC to the utmost of his ability and shall use his best efforts to promote the interests of AGC and shall devote all of his time and attention during the normal working hours of AGC (and, for no further remuneration, during such additional hours as shall be necessary for the proper performance thereof) to the said duties, except insofar as he has the consent of the Board in writing to do otherwise. The foregoing shall not preclude Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or, subject to Board approval, from serving on the boards of directors of other entities, as long as none of such activities, investments and service materially interfere or conflict with Executive's responsibilities to AGC or compete, directly or indirectly, with AGC or its affiliates.

                  (c) Executive shall comply with such directives and manuals as AGC may issue from time to time to its officers and executives.

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                  2. TERM.

                  Subject to the provisions of Paragraph 8 below, the term of this Agreement (the "Term") shall be 3 years, commencing on the date on which Executive commences employment hereunder (the "Commencement Date"), which date shall be not later than March 6, 2000. Subject to Paragraph 8 below, the Term and provisions of this Agreement shall automatically extend for additional one-year periods on and after the third anniversary of the Commencement Date, unless either party notifies the other in writing at least 6 months prior to the applicable anniversary date that it, or he, does not want the Term to so extend. Upon such notice of non-extension, Executive's employment hereunder shall terminate on the close of business on the day immediately preceding the applicable anniversary.

                  3. REMUNERATION.

                  (a) BASE SALARY. AGC agrees to pay and Executive agrees to accept as compensation for the services rendered by Executive during his employment hereunder an annualized salary of $500,000 ("Base Salary") less withholding taxes and other amounts required by applicable laws, to be paid in semi-monthly installments.

                  (b) GUARANTEED MINIMUM BONUS AND TARGET ANNUAL BONUS. For the 2000 and 2001 calendar years, Executive shall receive a guaranteed minimum annual bonus (the "Guaranteed Minimum Bonus") of $500,000 per year. After 2001, Executive's target annual bonus ("Target Annual Bonus") shall equal 100% of Base Salary. The Target Annual Bonus shall be paid in the sole discretion of the Board or its designee. All payments shall be made, less withholding taxes and other amounts required by applicable laws. The Board (or its designee) in its sole discretion may award an annual bonus greater than the Guaranteed Minimum Bonus or Target Annual Bonus.

                  (c) AGC STOCK OPTIONS. It is anticipated that AGC will file an initial public offering ("IPO") in the near future. Subject to approval by the Board, immediately upon such IPO, Executive shall receive options to purchase a number of shares of AGC common stock (the "AGC Stock Options") at an exercise price per share (the "Strike Price") determined as follows:

         The number of shares of AGC common stock covered by the AGC Stock Options shall equal 1.75% of the Shares Outstanding; provided that such number of shares covered by such AGC Stock Options shall not in any event exceed $175 million divided by the IPO Price.

         The Strike Price shall equal the IPO Price; provided that for each $1 million by which the Market Capitalization exceeds $10 billion, the Strike Price shall be reduced by the amount necessary to increase the In-The-Money Value by

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         $17,500. Notwithstanding the foregoing, the Strike Price shall not be subject to further reduction once the In-The-Money Value reaches $30,000,000.

For purposes of the foregoing:

         "Shares Outstanding" shall be defined as the total number of shares outstanding plus the number of shares issuable upon exercise, conversion or exchange of options, rights, warrants or other securities (collectively, "Rights") exercisable for, convertible into or exchangeable for AGC common stock, all determined as of the commencement of the IPO and taking into account any stock split, dividend or other recapitalization effected or to be effected in connection with the IPO; provided that only Rights that represent the right to receive a share of AGC common stock for consideration less than the IPO Price ("Dilutive Rights") shall be taken into account in determining Shares Outstanding; and provided, further, that a Dilutive Right shall only be deemed to increase the number of Shares Outstanding by an amount equal to the quotient of (i) the number of shares covered by such Dilutive Right multiplied by the amount by which the IPO Price exceeds the exercise or conversion price of such Dilutive Right divided by (ii) the IPO Price.

         "IPO Price" shall be defined as the price per share at which shares of AGC's common stock are initially offered on the IPO date.

         "Market Capitalization" shall be defined as the Shares Outstanding multiplied by the IPO Price.

         "In-The-Money-Value" shall be defined as the number of shares covered by the AGC Stock Options multiplied by the difference between the IPO Price and the Strike Price.

                  The options shall vest and become exercisable as follows: 25% immediately on the date of grant, 25% on the first anniversary of the Commencement Date, 25% on the second anniversary of the Commencement Date, and the final 25% on the day preceding the third anniversary of the Commencement Date. The AGC Options shall become fully vested and exercisable upon a "Change in Control," as that term shall be defined in the AGC stock option plan. In the event the outstanding shares of common stock of AGC are changed into or exchanged for a different number or kind of shares or other securities of AGC or of another corporation by reason of merger, consolidation ,other reorganization, reclassification, combination of shares, stock split-up or stock dividend, the AGC Stock Options and Strike Price shall be adjusted appropriately. The AGC Stock Options shall be subject to additional terms and conditions, not inconsistent with this Agreement, as may be determined by the Board; provided, however, that Executive's prior approval shall be required for any terms and conditions which materially deviate from the terms and conditions of the Global Crossing Ltd. 1998 Stock Incentive Plan (the "GCL Option Plan") and standard form Non-Qualified Stock Option Agreement, copies of which are attached hereto as Exhibits "A" and "B" and

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incorporated herein by reference. On or before the IPO, AGC shall take any and all actions necessary to register with the Securities Exchange Commission the AGC Stock Options and the shares of AGC common stock issuable to Executive upon exercise of such options. If, in lieu of the IPO, Global Crossing Ltd. issues a "tracking stock" (i.e., a special class of stock intended to reflect the performance of a distinct business unit or group) in respect of the AGC business, AGC shall take or cause to be taken all actions necessary to ensure that Executive shall receive rights in respect of such tracking stock that are no less favorable than the rights Executive would have received hereunder in respect of AGC common stock if the IPO had occurred.

                  (d) CHANGE IN CONTROL OF GCL. In the event that, prior to the IPO, Global Crossing Ltd. or AGC experiences a "Change in Control" (as defined, mutatis mutandis with respect to AGC, in the GCL Option Plan) and either (i) the IPO does not occur during the 365 days immediately following such Change in Control; or (ii) an IPO occurs during the 365 days immediately following such Change in Control, but the assets and business included within AGC at the time of such IPO are substantially different than the assets and business that, prior to the Change in Control, had been contemplated by Global Crossing Ltd. to be included within AGC at the time of the IPO; or (iii) prior to the IPO, Executive is terminated under circumstances constituting a "Qualifying Termination" (as defined below), then, and in any such event, Executive shall be entitled to a $70 million payment from the Company. A "Qualifying Termination" shall mean the termination of Executive's employment
(x) by AGC under circumstances not constituting a Termination for Cause, (y) by Executive under circumstances constituting a For Cause Event or (z) as a result of Executive's death or "Disability" (as defined in Paragraph 8(c) below). Such $70 million payment shall be due and payable on the first business day after (x) the 365th day following the Change in Control, in the case of clause (i) above,
(y) the date of the IPO, in the case of clause (ii) above, or (z) the date of the Qualifying Termination, in the case of clause (iii) above. In lieu of cash, AGC (or its successor) shall have the right to arrange for such $70 million payment to be made in shares of readily transferable, publicly traded common stock of Global Crossing Ltd. (or its successor) valued for this purpose by reference to its closing price on the principal securities exchange or market on which such common stock is traded on the business day prior to the date on which such payment becomes due. Upon satisfaction in full of AGC's payment obligation under this Paragraph 3(d), Executive's right to receive AGC Options pursuant to this Agreement (including without limitation, Paragraphs 3(c) and 8(g) hereof) shall immediately terminate and be of no further force or effect.

                  (e) LOAN. On or before the Commencement Date, after full execution of this Agreement by both parties and upon execution of a promissory note (the "Promissory Note") in the form attached hereto as Exhibit "C" and incorporated herein by reference, AGC shall make a loan to Executive in the amount of $15 million.

                  4. BENEFITS.

                  (a) Executive shall be entitled to participate, subject to any rules and conditions and applicable laws and regulations, in any medical, dental, life insurance

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and/or disability insurance plan established and operated by AGC, for the benefit of executives of AGC and their dependents. Any such plan may be changed from time to time in the sole discretion of AGC. AGC will provide continuous coverage during the Term.

                  (b) AGC shall cover Executive at AGC's expense for workers' compensation and disability insurance as required by law.

                  (c) Subject to applicable terms and conditions and applicable law, Executive shall be entitled to participate in any 401(k) savings plan adopted by AGC.

                  (d) Executive shall be treated in the same manner as, and shall be entitled to such benefits and other perquisites no less favorable than those provided to the most senior officers of AGC.

                  5. VACATION.

                  (a) Executive shall be entitled to four weeks of paid vacation per year. Executive shall not accrue more than four weeks paid vacation.

                  (b) On termination of Executive's employment for whatever reason, Executive shall be entitled to accrued vacation pay through the date of termination.

                  6. EXPENSE REIMBURSEMENTS.

                  Executive shall be reimbursed for reasonable business expenses incurred by Executive on behalf of AGC, including but not limited to, travel and entertainment expenses, in accordance with AGC policies.
Business travel shall be by 1st class air.

                  7. RELOCATION.

                  At the Commencement Date, Executive shall commence work in the AGC principal executive offices which are located in Los Angeles, California. It is a condition of employment that Executive relocate to the city where the AGC corporate offices are located. AGC shall reimburse Executive for reasonable costs associated with relocating to AGC's corporate offices, including the actual cost to move household goods and automobiles, one first-class one-way airfare for Executive and his immediate family, one first-class roundtrip airfare househunting trip for Executive's immediate family, and temporary housing in Los Angeles through July 1, 2000.

                  8. TERMINATION/RESIGNATION.

                  Subject to the provisions below, Executive may be terminated by AGC at any time, with or without cause. Executive may resign at any time.

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                  (a)      TERMINATION FOR CAUSE. Actions or omissions which
will entitle AGC to terminate Executive for cause ("Termination for Cause") shall include the following:

                           (i) conviction of a felony; or conviction of a crime of moral turpitude which causes serious economic injury or serious injury to AGC's reputation; or

                           (ii)     material breach of the Proprietary
                                    Information Agreement attached hereto as
                                    Exhibit "D" and incorporated herein by
                                    reference; or

                           (iii)    fraud or embezzlement; intentional
                                    misconduct or gross negligence which has caused serious and demonstrable injury to AGC or its affiliates; or breach of Paragraph 7, 10(g) or 10(h) of this Agreement ; or

                           (iv) egregious performance or failure to perform Executive's duties as Chief Executive Officer; provided that a failure to achieve performance objectives shall not by itself constitute grounds for Termination for Cause.

                  Upon notice by AGC to Executive that it is terminating Executive pursuant to a Termination for Cause, the "Termination Date" shall be the date on which such notice is mailed or hand-delivered, or as otherwise specified in the notice of termination, to Executive. Upon Termination for Cause, Executive shall not be entitled to receive any further compensation or payments hereunder (except for Base Salary relating to Executive's services prior to the Termination Date and the Guaranteed Minimum Bonus prorated through the Termination Date, less withholding taxes and other amounts required by applicable laws). Upon Termination for Cause, the outstanding principal balance (if any) on the Promissory Note shall become immediately due and payable. Any unvested AGC Stock Options shall immediately cancel as of the Termination Date. Vested AGC Stock Options shall be subject to the provisions of Executive's stock option agreement and the AGC stock option plan.

                  (b) TERMINATION OTHER THAN FOR CAUSE. Executive may be terminated by AGC at any time and for any (or no) reason, upon the giving of notice by AGC to Executive of termination other than a Termination for Cause. In such event, AGC may, in the notice of termination, discharge Executive immediately or as of such future date, not to exceed one month, as AGC may determine to be appropriate. In the event that Executive is terminated pursuant to this subsection, then (i) Executive shall receive his Base Salary and Guaranteed Minimum Bonus, less withholding taxes and other amounts required by law, for the remainder of the Term, (ii) any outstanding principal balance on the Promissory Note shall be forgiven effective as of the Termination Date, and
(iii) the AGC Stock Options shall become immediately vested.

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                  (c)      DEATH OR DISABILITY. In the event Executive's
employment is terminated by AGC due to death of the Executive or due to a disability which renders Executive unable to fulfill his duties on a full-time basis for more than 120 days during any 12-month period (a "Disability"), then
(i) Executive or his estate shall receive the Base Salary and prorated Guaranteed Minimum Bonus through the date of termination, (ii) any outstanding principal balance on the Promissory Note shall be forgiven effective as of the Termination Date, and (iii) the AGC Stock Options shall become immediately vested.

                  (d) RESIGNATION. Except as provided above, events which shall entitle Executive to resign for cause ("For Cause Event") during the Term shall include the following:

                           (i) Executive is not elected or retained as CEO of AGC and a member of the Board; or

                           (ii) there is a material diminution in the nature or scope of Executive's authority, powers, functions, duties or responsibilities; or

                           (iii) there is a substantial and continued reduction in support service, staff, secretarial assistance or office space to a level at which Executive is unable to perform his duties; or

                           (iv) AGC shall fail to grant the AGC Stock Options as contemplated by this Agreement or AGC shall fail to make any payments due under this Agreement; or

                           (v) any assignee of AGC fails expressly to assume all of AGC's obligations hereunder.

For a period of 60 days after the occurrence of a For Cause Event, Executive shall have the right to deliver a notice of breach to AGC detailing the specific For Cause Event that has occurred. In the event that AGC does not cure the breach within 60 days after receipt of notice, then Executive shall have 30 days to deliver notice of resignation. Upon such resignation, (i) Executive shall be entitled to receive his Base Salary and Guaranteed Minimum Bonus, less withholding taxes and other amounts required by laws, for the remainder of the Term, (ii) the outstanding principal balance (if any) on the Promissory Note shall be forgiven, and (iii) the AGC Stock Options shall become immediately vested.

                  (e) RESIGNATION FROM BOARD. Upon termination of Executive's employment with AGC for any reason, Executive shall resign as of the Termination Date or the date of resignation from the Board and any affiliate board of directors.

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                  (f)      EXPIRATION OF TERM. Upon expiration of the Term
without renewal, AGC shall pay to Executive any unpaid Base Salary, any unpaid Guaranteed Minimum Bonus and any unpaid bonus which has been earned by reason of AGC's and Executive's performance for fiscal year 2002 according to the performance criteria established, without regard to whether Executive's termination of employment precedes the bonus payment date.

                  (g) AGC OPTIONS GRANT. In the event Executive's employment with AGC is terminated pursuant to Paragraphs 8(b) or 8(c) prior to the issuance of the AGC Stock Options, then the AGC Stock Options shall be granted to Executive or his estate at the IPO, subject to all of the provisions set forth in this Agreement. In such event, the AGC Stock Options shall be vested and exercisable for a period of 6 months commencing on the date of the IPO. Thereafter, any unexercised AGC Stock Options shall cancel.

                  9. CONFIDENTIALITY AND PROPRIETARY INFORMATION.

                  Executive shall comply in all respects with the terms and conditions of the Proprietary Information Agreement.

                  10. MISCELLANEOUS.

                  (a) NOTICES. Any notice or other communications provided for in this Agreement shall be in writing and deemed received upon receipt after delivery by certified mail, return receipt requested, or by hand as follows: in the case of AGC, to the Board of Directors of AGC, Attention: Chairman, at 360 North Crescent Drive, Beverly Hills, California 90210 or such other address at which the office of the Chairman of AGC may be located. In the case of Executive, 3 Regents Walk, Sunninghill, Ascot, Berkshire SL5 9JQ, United Kingdom, with a copy to Stephen Lindo, Esq. at Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019-6099.

                  (b) MODIFICATION/WAIVER. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the parties hereto. Any waiver or any breach of any provision hereof, or of any right or power by any party on one or more occasions shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

                  (c) SEVERABILITY. Each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision of the remaining provisions of this Agreement.

                  (d) BINDING EFFECT; SUCCESSORS. This Agreement shall inure to the benefit of and shall be binding upon AGC and its successors, assigns and legal

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representatives and Executive, his heirs and legal representatives. Executive may not assign, transfer, or otherwise dispose of this Agreement, or any of his other rights or obligations hereunder (other than his rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of AGC, and any such attempted assignment, transfer or other disposition without such consent shall be null and void. AGC shall be entitled to assign this Agreement, without the prior written consent of Executive, (i) in connection with the merger or consolidation of AGC with another unaffiliated corporation or (ii) in connection with the sale of all or substantially all of the assets or business operations of AGC to another person or entity, provided that such assignee expressly assumes all of the rights and obligations of AGC hereunder. After any such assignment,, this Agreement shall continue in full force and effect.

                  (e) ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof.

                  (f) CONTROLLING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws.

                  (g) EXECUTIVE NOT OTHERWISE BOUND; AUTHORITY. Executive represents and warrants to AGC that he is not bound by any agreement or understanding, contractual or otherwise (including but not limited to restrictions implied in law), that would disallow or conflict in any way with Executive fulfilling his obligations as expressed in this Agreement, or his entering into the employment relationship contemplated in this Agreement. AGC represents that it has obtained all approvals, including Board approvals, required pursuant to this Agreement and that no other agreements would prevent or conflict with AGC entering into this Agreement. AGC acknowledges and agrees that its obligations hereunder shall not be affected by any event (other than a breach by Executive of the terms hereof) occurring subsequent to the execution and delivery hereof but prior to the Commencement Date.

                  (h) NON-SOLICITATION. After the termination or resignation of Executive, Executive shall not, either directly or indirectly, expressly or impliedly, at any time during a period of two years following such termination or resignation, solicit or encourage in any manner whatsoever (i) the employment or engagement of, either for his own account or for any other person or entity, any person who is employed by AGC or its affiliates, or (ii) the business of customers or clients of AGC or its affiliates to a business competitive with AGC or its affiliates.

                  (i) BINDING ARBITRATION. Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (with the exception that there will be a panel of three arbitrators rather than a

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single arbitrator) and judgement upon the award rendered may be entered in any court having jurisdiction thereof. Specific performance, injunctive relief and other remedies at law and equity shall be permitted to enforce the provisions hereof regarding confidentiality, non-solicitation, the grant of AGC Stock Options and "Change in Control." The costs of any such arbitration proceedings shall be borne equally by AGC and Executive. Neither party shall be entitled to recover attorney's fee or costs expended in the course of such arbitration or enforcement of the awarded rendered thereunder. The location for the arbitration shall be New York City, New York.

                  (j) EXCISE TAX. In the event that any amounts Executive receives or is deemed to receive under this Agreement (whether in respect of stock options, severance or otherwise) would give rise to any excise tax under
Section 4999 of the Internal Revenue Code or any similar state or local law, AGC shall make payment to Executive of such amounts as are necessary for Executive to be wholly protected from the costs of any such excise tax (and any attendant income taxes, penalties and/or interest charges).

                  (k) LEGAL FEES. AGC shall reimburse Executive for reasonable legal fees and costs incurred in the negotiation and preparation of this Agreement, up to a maximum amount of $10,000.

                  (l) COUNTERPARTS. This Agreement may be executed in counterparts. Execution by facsimile shall be binding on the parties.

                  (m) MITIGATION AND OFFSET. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment.

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                  IN WITNESS WHEREOF, AGC and Executive have executed this
Agreement as of the day and year first above written.

ASIA GLOBAL CROSSING LTD.
A BERMUDA CORPORATION

BY: /s/ Gary Winnick                 DATE:  February 12, 2000
________________________
NAME: Gary Winnick
________________________
TITLE: Chairman
________________________

AGREED AND ACCEPTED:

/s/ JOHN LEGERE                      DATE:  February 12, 2000
_______________________
JOHN LEGERE





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 [Logo Omitted]  ASIA GLOBAL CROSSING


                              Proprietary Information Agreement


February ___, 2000


____________________________________
Name
____________________________________
Address
____________________________________
City, State, Zip Code

In connection with your employment or proposed employment with Asia Global Crossing, Ltd., (together with its affiliates, successor entities and assigns), ("AGC") you will have access to and may develop proprietary information, client lists, technical specifications, business plans, financial statements, marketing and sales plans and other confidential operational information. In consideration of your continued and/or future employment by AGC and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you agree as follows:

1.       Definition of Proprietary Information.

"Proprietary Information" includes, but is not limited to, any information, know-how, financial information, marketing and sales information, employee information, management information, client lists, potential client lists, technical specifications, business plans, sales or programming matter, written materials, compositions, drawings, diagrams, photographs, works in progress, visual demonstrations, and other data, whether oral, written, graphic or in electronic form, pertaining to AGC or its affiliates. Proprietary Information does not include (i) information which is now or hereafter becomes publicly known or available through no act or failure on the part of yourself, (ii) information which is actually known to you at the time of the receipt of such Proprietary Information, (iii) information which is hereafter furnished to you by a third party, other than in the course of your employment, (iv) information which was independently developed or known by you prior to any contact with AGC, without use or reference to Proprietary Information, and which does not otherwise contravene the terms of this Agreement, and (v) information which you choose to disclose relating to your salary and any other compensation or benefits received by you at AGC.

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2.       Use of Proprietary Information.

You shall use the Proprietary Information solely in connection with the duties assigned to you as an employee of AGC.

3.       Non-Disclosure and Confidentiality of Proprietary Information.

You shall at all times keep in strictest confidence and prevent disclosure to any person, firm, corporation or other entity the Proprietary Information unless such disclosure is (a) necessary or appropriate as part of the business of the company or (b) otherwise legally required to be disclosed pursuant to a court order. You agree that money damages would not be a sufficient remedy for any breach of this Agreement and that AGC would be irreparably harmed by any such disclosure. Accordingly, AGC shall be entitled to specific performance and injunctive or equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for the breach for this Agreement.

4.       Return of Proprietary Information.

You agree that, immediately upon termination of your employment with AGC, you shall return to AGC all Proprietary Information and reproductions of Proprietary Information in your possession or control. Any Proprietary Information which you may have retained electronically in your possession or control shall be expunged or destroyed.


5.       Non-Competition; No Conflict.

You agree that during your employment with AGC and for a 12-month period thereafter, you will not engage in, directly or indirectly, any employment, business, or activity that is or may be in any way competitive with the business or proposed business of AGC or its affiliates at any time during the term of your employment. You further agree that you shall not enter into any agreement, either written or oral, which may conflict with the terms of this Agreement or the terms of your employment at AGC.

         You are expected to avoid any agreement, business investment, or other activity that creates an actual or potential conflict of interest for you; i.e., any situation in which your actions or loyalties are divided between your personal interests and our interests or between our interests and those of another. If you are unsure whether a conflict exists, consult the Board of Directors immediately. Prohibited activities include, but are not limited to:

         (a) Owning, operating, or being employed as an employee or consultant by any business that competes, directly or indirectly, with AGC or its affiliates.

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

         (b) Having a direct or indirect financial relationship with a competitor, customer, or supplier; however, no conflict will exist in the case of ownership of less than 1 percent of the publicly traded stock of a corporation.




         When a conflict of interest is found to exist, the conflict may result in discipline up to and including immediate termination of employment.

6.       Prior Agreements; Successors and Assigns; Severability; Attorney Fees.

The terms of this Agreement supersede all prior agreements, whether written or oral, between the parties hereto, and shall constitute the entire agreement between you and AGC with respect to the matters described in this Agreement. The terms of this Agreement shall be binding on you during the term of your association with AGC, its successors and/or assigns, and, except for Paragraph 5, the terms of this Agreement shall be binding on you for two years thereafter. If any provision of this Agreement is deemed to be invalid or prohibited by law, that provision will be ineffective to the extent of the invalidity or prohibition, without invalidating the remainder of this Agreement. In the event of legal action relating to this Agreement, the prevailing party shall be entitled to reasonable attorney fees and costs.

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

Please indicate your agreement to be bound by the terms and provisions of this Agreement by executing below. Thank you.

ACKNOWLEDGED AND AGREED:

___________________________                 Date: _____________________, 2000
JOHN LEGERE



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